FIRST AMENDMENT

TO

SHARE EXCHANGE AGREEMENT

This First Amendment to Share Exchange Agreement, dated as of May 19, 2015, (this “Agreement”) by and among Mountain High Acquisitions Corp., a Colorado corporation (“MYHI”), and the shareholders of MYHI, set forth on Schedule II hereto (the “MYHI Shareholders”), and Freedom Seed & Feed, Inc., a Nevada corporation (“FSF”), and the controlling stockholders of FSF, set forth on Schedule I hereto (the “FSF Shareholders”). For purposes of this Agreement, MYHI, the MYHI Shareholders, FSF, and the FSF Shareholders are sometimes collectively referred to as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, MYHI and FSF entered into a Share Exchange Agreement dated March 31, 2015 (the “Original Agreement”); and,

WHEREAS, the Parties now wish to formally amend and modify the Original Agreement by this First Amendment in order to: (i) increase the amount of shares to be received by FSF pursuant to the Original Agreement from 29,429,000 restricted shares to 31,429,000 restricted shares and to modify the Exchange Ratio and any other such provision effected by the reduced share amount; and, (ii) reduce the amount of shares to be cancelled by the Company’s formerChief Executive Officer and Director from 11,000,000 restricted shares to 2,000,000 restricted shares; and,

WHEREAS, this First Amendment has been signed by the Parties for their mutual benefit and to accurately reflect the proper terms and conditions of the Original Agreement; and,

WHEREAS, by this First Amendment, the Parties intend for this First Amendment to properly amend the Original Agreement so that it supersedes and replaces all prior and contemporaneous agreements and understandings, oral and written, with regard to such provisions amended by this First Amendment.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants and representations contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Recitals. The foregoing recitals are true and correct in all material respects and are hereby incorporated herein as a material part of this First Amendment.

2. Amendment of Original Agreement. The following provisions shall be amended as follows:

     (a) The Second Recital of the Original Agreement reads as follows:

“WHEREAS, (i) the FSF Shareholders and FSF believe it is in their respective best interests for the FSF Shareholders to exchange Seventy-Five Thousand (75,000) common shares representing 100% of FSF , for Twenty-Nine Million, Four Hundred and Twenty-Nine Thousand (29,429,,000) shares of common stock of MYHI (such shares being hereinafter referred to as the “MYHI Shares”); and (ii) MYHI believes it is in its best interest and the best interest of its stockholders to acquire the FSF Shares in exchange for the MYHI Shares, all upon the terms and subject to the conditions set forth in this Agreement (the “Share Exchange”); and”

The second recital of the Original Agreement is hereby revoked, repealed, and replaced in its entirety with the following:

“WHEREAS, (i) the FSF Shareholders and FSF believe it is in their respective best interests for the FSF Shareholders to exchange Seventy-Five Thousand (75,000) common shares of FSF, representing 100% of the FSF for Thirty-One Million, Four Hundred and Twenty-Nine Thousand (31,429,,000) shares of common stock of MYHI (such shares being hereinafter referred to as the “MYHI Shares”); and (ii) MYHI believes it is in its best interest and the best interest of its stockholders to acquire the FSF Shares in exchange for the MYHI Shares, all upon the terms and subject to the conditions set forth in this Agreement (the “Share Exchange”); and”

(b) Section 1.4 of the Original Agreement reads as follows:

“Section 1.4 Exchange Ratio. It is mutually agreed by the Parties that the Exchange Ratio shall be set at 392.38666667:1 (the “Exchange Ratio”). The Exchange Ratio had been determined by dividing 29,429,000 (the number of MYHI Shares) by 75,000 (the number of FSF Shares).”

Section 1.4 of the Original Agreement is hereby revoked, repealed, and replaced in its entirety with the following:

“Section 1.4 Exchange Ratio. It is mutually agreed by the Parties that the Exchange Ratio shall be set at 419.05333333:1 (the “Exchange Ratio”). The Exchange Ratio had been determined by dividing 31,429,000 (the number of MYHI Shares) by 75,000 (the number of FSF Shares).”

(c) Section 1.6 of the Original Agreement reads as follows:

“Section 1.6 Exchange of Certificates and Treatment of Fractional Shares.

A. MYHI and FSF have selected MYHI’s Transfer Agent (the “Exchange Agent”) for the issuance and delivery of the MYHI Shares to the FSF Shareholders. At Closing, MYHI shall reserve such number of MYHI Common Stock to satisfy the issuance of the MYHI Shares, and shall cause to be provided to the Exchange Agent at the Closing, a duly signed Directors Resolution authorizing the issuance of the shares of MYHI Common Stock to the FSF Shareholders pursuant to this Agreement. Each issued and outstanding share of common stock of FSF shall be converted into the right to receive a pro rata portion of the MYHI Shares, as described in this Agreement, consisting of 392.38666667 shares of Common Stock of MYHI. Fractional shares shall be rounded up or down per the amount of the fraction.”

Section 1.6 of the Original Agreement is hereby revoked, repealed, and replaced in its entirety with the following:

“Section 1.6 Exchange of Certificates and Treatment of Fractional Shares.

A. MYHI and FSF have selected MYHI’s Transfer Agent (the “Exchange Agent”) for the issuance and delivery of the MYHI Shares to the FSF Shareholders. At Closing, MYHI shall reserve such number of MYHI Common Stock to satisfy the issuance of the MYHI Shares, and shall cause to be provided to the Exchange Agent at the Closing, a duly signed Directors Resolution authorizing the issuance of the shares of MYHI Common Stock to the FSF Shareholders pursuant to this Agreement. Each issued and outstanding share of common stock of FSF shall be converted into the right to receive a pro rata portion of the MYHI Shares, as described in this Agreement, consisting of 419.05333333 shares of Common Stock of MYHI. Fractional shares shall be rounded up or down per the amount of the fraction.”

(d) Section 1.7 of the Original Agreement reads as follows:

“Section 1.7 Cancellation of Mountain High Acquisitions Shares. On the Closing Date, MYHI shall have completed the cancellation of Eleven Million (11,000,000) shares of common stock of MYHI held by the MYHI Shareholders.”

Section 1.7 of the Original Agreement is hereby revoked, repealed, and replaced in its entirety with the following:

“Section 1.7 Cancellation of Mountain High Acquisition Shares: On the Closing Date, MYHI shall have completed the cancellation of Two Million (2,000,000) shares of common stock of MYHI held by the MYHI Shareholders.”

THE BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK

e) Schedule II of the Original Agreement reads as follows:

SCHEDULE II

FSF SHAREHOLDERS

Common and Preferred Shares Conversion Table

NAME AND ADDRESS	SHARES		SHARES FOLLOWING EXCHANGE
	NUMBER	CLASS	NUMBER	PERCENT (1)
Living 360 Saeb Jannoun 5523 Rawls Road Tampa, FA 33625	4,500	Common	1,765,740
Axiom Financials, Inc. Darren Bankston 327 Dahlonega Road Ste 1701B Cumming, GA 30040	395	Common	154,889
Koki Motors Mike Jrab 9432 Cavendish Drive Tampa, FL 33626	2,487	Common	975,804
Micaddan Marketing Consultants, LLC Alan Rosenthal 1141 Chanticleer Cherry Hill, NJ 08003	987	Common	387,224
David Sauder 329 High St Santa Cruz, CA 95060	197	Common	77,445
Street Capital 300 Colonial Center Parkway Ste 260 Roswell, GA 30076	3,750	Common	1,471,450
David Hadland 840 Lynn Road Lexyington, KY 40405	31,342	Common	12,298,224
Michael Lewis 403 North 3rd St Danville, KY 40422	31,342	Common	12,298,224
TOTAL	75,000		29,429,000

*The percentage calculated above, are based on a total issued and outstanding share amount of 68,571,000. This amount is derived from and includes those shares being issued by MYHI in a discrete transaction for the acquisition of GreenLife BiotanX, Inc. and the cancellation of 10,000,000 shares by the Company’s current President and CEO.

Schedule II of the Original Agreement is hereby revoked, repealed, and replaced in its entirety with the following:

SCHEDULE II-A

FSF SHAREHOLDERS

Common and Preferred Shares Conversion Table

NAME AND ADDRESS	SHARES		SHARES FOLLOWING EXCHANGE
	NUMBER	CLASS	NUMBER	PERCENT (*)
David Hadland 840 Lynn Road Lexington, KY 40405	23,863	Common	10,000,000	15.46%
Michael Lewis 403 North 3rd St Danville, KY 40422	23,863	Common	10,000,000	15.46%
All other shareholders	27,274	Common	11,429,000	17.67%
TOTAL	75,000		31,429,000

*The percentages calculated above are based on a total issued and outstanding share amount of 64,681,267. This amount is derived from and includes those shares being issued by MYHI in a discrete transaction for the acquisition of GreenLife BiotanX, Inc. and the cancellation of 2,000,000 shares by the Company’s current President and CEO.

3. Full Force and Effect of Other Terms. The Parties hereby confirm that all other terms and conditions of the Original Agreement are in full force and effect and are un-amended except as expressly provided in this First Amendment.

4. Counterparts. This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

5. Electronic Signatures. The Parties agree that any form of electronic signature, including but not limited to signatures via facsimile, scanning, or electronic mail, may substitute for the original signature and shall have the same legal effect as the original signature.

[SIGNATURE PAGE FOLLOWS]

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Share Exchange Agreement on this May 19, 2015.

MOUNTAIN HIGH ACQUISITIONS CORP.

/s/ Teri Vries

Name: Teri Vries

Title: Chief Executive Officer

MYHI SHAREHOLDERS

/s/ Alan Smith

Name: Alan Smith

Shares Owned: 6,000,000

Percent of Class: 25.87%

/s/ Teri Vries

Name: Teri Vries

Shares Owned: 3,500,000

Percent of Class: 15.10%

/s/ Jo Ann Davidson

Name: Jo Ann Davidson

Shares Owned: 3,000,000

Percent of Class: 12.94%

/s/ Rick Stifel

Name: Rick Stifel

Shares Owned: 250,000

Percent of Class: 1.00%

FREEDOM SEED & FEED, INC.

/s/ David Hadland

Name: David Hadland

Title: President